Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED
CERTIFICATE OF INCORPORATION
OF
AMEDICA CORPORATION

Amedica Corporation (the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

First. The amendment to the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) set forth below was duly adopted by the Board of Directors at a meeting in accordance with the provisions of Section 242 of the DGCL, pursuant to which shareholder approval is not required.

Second. Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the corporation is SiNtx Technologies, Inc. (the “Corporation”)

Third. Any and all other references in the Certificate of Incorporation to “Amedica Corporation” are hereby amended to “SiNtx Technologies, Inc.”.

Fourth. Except as herein amended, the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 30th day of October, 2018.

By:	/s/ B. Sonny Bal
Dr. B. Sonny Bal, MD, Chief Executive Officer and President and Principal Financial Officer